Exhibit 99.1

VIAVID
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OptimizeRx Corporation

First Quarter 2016 Conference Call

May 9, 2016

CORPORATE PARTICIPANTS

Doug Baker, Chief Financial Officer

William Febbo, Chief Executive Officer

CONFERENCE CALL PARTICIPANTS

Brian Murphy, Merriman Capital Research

Harvey Poppel, Poptech, L.P.

Ron Chez, Private Investor

PRESENTATION

Operator:

Good afternoon, and thank you for joining us today to discuss OptimizeRx’ First Quarter Ended March 31, 2016. With us today are the Company’s Chief Executive Officer, William Febbo, and its Chief Financial Officer, Doug Baker. Following their remarks, we will open the call to your questions.

Before we begin, I would like to provide the Company’s Safe Harbor statement. Statements made by Management during today’s call may contain forward-looking statements within the definition of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. These forward-looking statements should not be used to make an investment decision. The words estimate, possible and seeking, and similar expressions identify forward-looking statements and they speak only to the date the statement was made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of the new information, future events or otherwise. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties to which forward-looking statements are subject and could affect our business and financial results are included in the Company’s Annual Report on Form 10K for the fiscal year ended December 31, 2015. This form is available on the Company’s website and on the SEC website at sec.gov.

I would like to remind everyone that today’s call is being recorded and it will be available for replay through May 30 starting later this evening. Please see today’s press release for replay instructions.

Now, with that, I would like to turn the call over to the Chief Financial Officer of OptimizeRx, Mr. Doug Baker. Sir, please proceed.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Doug Baker:

Thank you, Vicky. I’d like to thank everyone else for joining us on today’s call to discuss our results for the first quarter of 2016. Following my financial review, Will is going to comment on our operational performance and provide our outlook for 2016.

Now, turning to our financial results for the quarter, our net revenue in the first quarter of 2016 increased 18% to $1.8 million versus $1.5 million in the same year-ago quarter. The increase was due to increased promotion of pharmaceutical brands and expanded distribution channels.

Operating expenses in the first quarter of 2016 were $1.2 million, as compared to $800,000 in the same year-ago quarter. The increase was primarily due to an increase in expenses related to growth initiatives, including investments in the Company’s Executive and Sales Team and related marketing and travel. Since the first quarter of 2015, we have hired several key Executives, including a Vice President of Client Services, a Senior Vice President of Business Development, and an additional Vice President of Sales, and of course, Will, our new CEO.

Our net loss in the first quarter of 2016 was $352,000 or $0.01 a share, as compared to a loss of $111,000 or $0.00 per share in the same year-ago quarter.

Turning to the balance sheet, our cash and cash equivalents totaled $7.5 million at March 31, as compared to $8.2 million at December 31. The decrease in cash and equivalents was due to the payout to our former CEO for shares owed to him from prior years, in lieu of actually issuing those shares. Without that payout, our cash would have been increased slightly during the quarter. We also continue to operate debt-free.

Now with that, I’d like to turn the call over to Will.

William Febbo:

Thanks, Doug. Thanks everyone for joining us today. Two and a half months into this position, I remain very positive on the opportunity we have with our clients, our channel partners, investors and the team. The first month was spent meeting with the majority of the community mentioned above, and learning how they all interconnected. My hat is off to the Operational Team and former leadership at OptimizeRx for setting the stage for a very scalable business and a very new and evolving digital health channel. The dramatic shifts that are happening between drug manufacturers, payers, hospitals, healthcare professionals and patients are hard to predict and are hard to participate within, given the complexities. The good news is, OptimizeRx is well positioned with its channel partners to bring value to all constituencies through its products and services.

For those of you who are new to our story, we help our clients automate their copay savings and trial voucher programs by using our proprietary on demand content delivery platform. Through this platform, they’re able to reach more than 250,000 healthcare providers of ER (phon) Network, of more than 350 health—electronic health record companies through a series of exclusive partnerships. The e-coupon or financial messaging is our dominant product through this channel. Our platform enables our clients to connect with healthcare providers at point of care. This is critical, as it’s hard for Sales Representatives to visit the healthcare providers each year. This, coupled with the fact that electronic prescriptions are likely to exceed two billion in 2016 and that studies indicate that 80% of physicians are more likely to prescribe a drug that has a copay savings card versus one that does not, allowed us to become a trusted partner bringing value across the board.

These market trends and growing demand by our pharmaceutical partners was clearly evident in our strong results for the quarter, including more than a 16% increase in promotional transactions and 18% top-line growth year over year, driven primarily by our financial messaging product, also known as e-coupon. These results also reflect the addition of more pharmaceutical manufacturers and brands to our platform; in fact, we distributed e-coupons for 73 different brands in the first quarter of ’16, which represents an increase of more than 28%.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Prior to jumping into my priorities, two and a half months in, I want to give the listeners some context on the total available market, aka TAM. There are approximately 650 retail pharma brands with traditional coupon programs. Our current coverage—I’m sorry, our current average e-coupon program is $125,000. This ASP was established prior to our strategic investment by WPP and prior to our plan to offer new products and services to our existing client base and brands.

Given these brands and the ASP potentially reaching $300,000, it is clear we have a major growth opportunity in front of us. In our favor are many things: first mover advantage, limited competition, very high barrier to entry given the fragmented nature of the EHR space, and our strong balance sheet and great team.

With all that, less than three months in, I see four key priorities to pursue in 2016 and beyond. The first is expand our leadership position as a technology-based aggregator by introducing new products and services for our existing client base. In particular, we plan to expand our suite of products and services from principally financial messaging—the e-coupon I mentioned—to include clinical messaging and brand support. We will continue to grow financial messaging as the lead product, as it has the most momentum and is one of the top three products healthcare providers want to be delivered to patients through the EHRs. We will also grow clinical messaging by leveraging our exposure through media companies owned by WPP, the world’s largest media company.

Messaging, both financial and clinical, are highly accepted means of marketing within pharma. However, the EHR channel is relatively new. It will take education directly with our clients and through various agency partners to get further adoption within pharma. Part of that education, I recently spoke in a room of over 40 pharma clients with one of our partner agencies. The message we delivered was, it’s not too late today to plug in this channel, but it will be this time next year. I think that resonated. That sentiment was echoed by others, like Practice Fusion, who was with us that day, and several leading pharmaceutical companies who happen to be clients. We backed our statement up with the fact that HCPs, healthcare providers, are spending up to four hours a day on the EHR. This is a tectonic shift in the industry.

Additionally, we plan to pull together what have been relatively disparate services we call drug file integration, sales force training and return on investment services, into a new practice called brand support. In 2015, that was approximately $0.5 million in revenue, to give you some context. The justification to this shift is to bring focus in more coherent value propositions to our clients. Through this service, we help our pharma clients audit their formulary within the EHR ecosphere, which is the key to adoption and/or prescription of any given drug or device. We will announce more on this effort in the coming months and track it going forward.

The second key priority, while more operational, is rounding out our Leadership Team, Sales Team and marketing plan to demonstrate leadership to our clients and channel partners. This will include people focused on sales, product, as well as message—managing and expanding the EHR channel. During Q1, I implemented additional changes to the team in effort to increase the intensity and account management needed to compete in our space. Terry Hamilton, our SVP of Sales and longest-standing team member, added an additional VP of Sales on the East Coast who joined us from a very entrenched provider of pharma services. This is a positive sign and strong endorsement that we have a unique and needed value proposition to pharma. We plan to add more sales people throughout the year. We also reorganized operations with a Senior Manager overseeing all day-to-day operations in Michigan, so myself and the other leaders could focus more time on client and channel expansion to drive revenue growth. Lastly, on the team, we put into effect a new CRM managed by objectives, clear goals, and a tracking system so we have accountability and transparency along the way.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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The third priority is the—is to enhance our proprietary technology to improve margin and get beyond the perception of a one-product Company. After conducting an audit on our technology, while very solid, we decided to increase the investment to add additional functionality in reporting to further relevance with our clients and channel partners. Again, in the coming months, we will have several announcements around these efforts. I am very excited about them. We have the beginnings of a strong channel with our partners; we now need to bring services, technology and innovation which are acceptable to the healthcare providers.

In a recent survey by Manhattan Research, healthcare providers are comfortable with financial assistance, patient education, clinical messaging and e-prior authorization services. It is our plan to bring all those products and services to our channel partners before the manufacturers.

Lastly, we will bring focus and investment to securing additional distribution points for our existing client base. During our year-end conference call, we spoke about our new partnership with TrialCard, the largest provider of patient access programs in the industry. We believe we will have some tangible results generated from that relationship in Q2 and Q3. James Brooks, our SVP of Channel, has stepped up our activity in managing our existing channel partners and has a very encouraging pipeline of new partners, as we also plan to work closely with our eRx partners to get better reach into the HCPs. These are companies that bring the e-Prescription platforms out to the EHRs.

Additionally, for those of you who saw our press release last week announcing our partnership with RxWiki, a rapidly growing healthcare company—digital healthcare company in the—with a network of 1,300 community pharmacies, this partnership represents a natural extension of our business into pharmacy as additional distribution of e-coupons. The rationale here is so we can deliver our services to retail and specialty pharma products. We will be hiring additional support for our channel partners over the coming months, as this distribution is fundamental to our growth.

In the first quarter of 2016, we continued to integrate our e-coupon functionality within all of Allscripts platforms, including Touchworks. We are working closely with Allscripts and their Touchwork integration and they are meeting their milestones. We are working with them to incorporate many of these lessons we have learned into Touchworks and we expect the Touchworks workflow related to e-coupons to be very impactful and give us additional reach into the HCPs. The integration of e-coupon functionality within Touchworks is on track to launch as test basis in late 2016 and then on a wider scale in early 2017.

In summary, we have several exciting priorities focused on product, team, technology, channel—and channel expansion to drive continued top-line growth. I expect the second half of the year to show considerable revenue lift based on all of these focused efforts, and I will reiterate again, as I did last call, we are focused on top-line revenue growth with an eye on judicious use of cash. I look forward to keeping everyone up-to-date between earnings calls with press releases and speaking events.

Now with that, I’d like to open the call to your questions. Vicky?

Operator:

Thank you. If you would like to ask a question, please signal by pressing star, one, on your telephone keypad. If you’re using a speaker phone, please make sure your mute function is turned off to allow your signal to reach our equipment. Again, press star, one, to ask a question. We’ll pause for just a moment to allow everyone an opportunity to signal for questions.

First, we’ll go to Brian Murphy with Merriman Capital.

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Brian Murphy:

Hi. Thanks for taking my question. Solid quarter, and it sounds like you have some nice momentum here. Will, it sounds like you’re going to be making some pretty aggressive moves here, in terms of evolving the product offering. I’m wondering, with respect to the product extensions that you mentioned, I’m curious how your partnership with WPP and your closer relationships with agencies in general is informing that new product development, and whether or not you think that gives you a unique view or competitive advantage into a very sort of fragmented and complex ecosystem here.

William Febbo:

Hi, Brian. Thanks. Good question. We—yes, it’s very informed by our partners and our exposure into the media companies. For the other listeners, the media companies are trusted advisors with pharmaceutical companies, generally at the brand level. They help them determine how best to allocate their spend. So, obviously a lot of vendors try to get in there and present their value proposition. Well, given our partnership, we obviously have a seat at the table with the leading agencies in the world. So when I look at—when we look at the brands that they help manage, those that we’re already tied into, yes, I see a lot of room for improvement and what we realized through some of that learning over the last few months is we just weren’t positioning ourselves to service that terribly well. So, we’re adjusting that with good advice and getting a strong reaction. But yes, they control a lot of the access to those budgets, and therefore, because we’re invited in to advise and recommend campaigns, it’s a tremendous opportunity for us.

Brian Murphy:

Do you think those partnerships give you a good angle on capturing more of the clinical messaging business?

William Febbo:

I do. Some of the studies—and you can Google this because a lot of it’s been published now, is—at the end of the day, our partners enable us to bring technology to the doctors, principally. So, if you’re bringing something they’re not interested in, that doesn’t last long. So when you look at what doctors are most interested in, it’s obviously efficacy; helping their patients is number one; educating their patients and then helping their patients save money. Inside the education, you bring clinical messaging and patient education. So, obviously we don’t develop drugs, right? So we can’t do the first one. But the second two most important, we’re squarely in that space, and so I feel comfortable we’re enabling content to get to the healthcare provider which gets to the patient, and that certainly helps our partners work with us a little faster because we all win in that case.

Brian Murphy:

Okay great, I’ll ask one more quick one and then jump back in the queue. The large urology EHR that had the integration issues last year, is that still estimated to be back on line in the second half of ’16?

William Febbo:

It is still estimated to be on in the second half. Yes.

Brian Murphy:

Okay. Thanks very much.

William Febbo:

Thanks, Brian.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Operator:

Again, press star, one, to ask a question. We will go next to Harvey Poppel with Poptech LP.

Harvey Poppel:

Yes. Thank you. Will, great quarter. Very encouraging to see that growth coming back.

Couple of things. In the past, you and your predecessor have commented about trying to upgrade the listing of the Company, get it into a market where there’s more liquidity and more, I guess, prestige. What’s your plan on that?

William Febbo:

You know, Harvey, I appreciate the compliment, coming from you, and the support you always give. Relative to uplisting, I think we talked a little about it in the last call. I’m a big believer in—you kind of earn that spot, and if you don’t earn it and you force it, it’s expensive and dilutive. So I really have my head down with the team on working on growth and really cementing in additional partnerships and distribution because if we’re attractive now and we’re able to do that, we’re doing to be very attractive a year from now. So I think we’ll be able to entertain that, but right now, I think that would just be a distraction to me and what we really have to do is capture market share now because it’s really early.

Harvey Poppel:

Okay. Do you feel there’s additional opportunities to exploit the existing base of brands and EHRs that you have in terms of getting additional revenue out of that base?

William Febbo:

Yes. That was my initial—again, it’s two and a half months in, so I don’t want to get ahead of my skis, but I do think that if we just look at what we’ve built for the e-coupon, the financial messaging, and we bring clinical messaging and brand support to that, then that’s the same buyer—same value proposition to the same buyer with the same channel partner. So, that’s really, I think, our most—that’s the easiest way to growth, and obviously that doesn’t mean—we’re still trying to grow distribution and get more brands. But yes, I think those two, the clinical messaging and brand support, will give us a lift from the traditional business of e-coupons.

Harvey Poppel:

But is that only a one-way street? In other words, the blip from the clients that you’re currently providing e-coupons to, you can sell them additional messaging types’ services, but will the availability of messaging services help you attract the additional brands for e-couponing, do you think?

William Febbo:

Absolutely. Matter of fact, the messaging is probably a bigger budget, if you rolled it all up, so I think we’re a little late to the game on messaging, and so I think we’re going to have a lot of room for growth, but it will also give us a little bit more heft in front of our pharma clients, because they do like it when you have more business with them; they feel more confident. So I do think it’ll help us lift the e-coupon side as well, yes.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Harvey Poppel:

Good. Thanks a lot.

William Febbo:

Thanks, Harvey.

Operator:

Again, press star, one, to ask a question. We’ll go next to Ron Chez, a Private Investor.

Ron Chez:

Good afternoon.

William Febbo:

Good afternoon, Ron.

Ron Chez:

Amongst the opportunities that you have, how do you rank them, the first two or three? I think you did a bit of that, expanding budgets for brands, additional brands, additional EHRs. What are the two most important complementary elements?

William Febbo:

So from my view, the—and the team’s view is, we’ve got a really solid set of about 25 pharma clients, and we’ve undersold this clinical messaging product. So we’re going to push hard on selling that into that same channel. So that’s a priority, and there’s some technology lift to enable us to do more of that ourselves, working—as opposed to working through partners. So that’s probably priority number one.

Then just to create more of a leadership and trusted position with pharma, the brand support service is important, because that allows us to really help the Brand Manager train their sales force on how to talk to physicians about the EHR space, and also make sure that their formulary is correct, which at the end of the day is critical.

So I’d say those two are the key priorities in terms of revenue growth.

Ron Chez:

Is your return on investment here for a Brand Manager in good order? Got a good ROI story?

William Febbo:

It is. Yes. As many may know, we are often asked to do an ROI and we bring in a third party for that, large consulting firms and household names. We pull the appropriate data, they run the report, and we present back. We've had pretty consistent ROI. It’s a blessing and a curse. The blessing is, the ROI is great. The curse is, there are several things they spend a lot more money on that they can't get an ROI on. It’s—but again, we're lucky that they’re coming out on the positive side.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Ron Chez:

I would think it would be more of a blessing than a curse, if you can have quantitative support to what you're trying to sell.

William Febbo:

Yes, the only thing we see sometimes is that they want—they slow down to want to see an ROI. So that’s the only negative, but they tend to—we’re starting to—given our Sales Team, how effective they are, they’re convincing to let it roll while they do it; that’s an improvement, and luckily they usually come out on the good side.

Ron Chez:

Are you getting—last question—are you getting—do you have a goal and are you measuring it to see about getting more from—to support individual brands?

William Febbo:

Yes. We implemented the CRM system, where we're tiering our clients and brands based on volume, so we go after the key accounts first, and have a tier system, and tracking it accordingly, and incentive compensation is connected to it.

Ron Chez:

Do you evidence that you can get more from individual brands?

William Febbo:

Yes. We know, from a macro standpoint through the agencies, what the annual budget spend is, and we know what we're billing. So we can certainly—we see room there for growth.

Ron Chez:

(Inaudible). The last question, are you spending time trying to help Valeant?

William Febbo:

We don’t comment on specific clients, but they are one of the top 50 and we're happy to help them, yes.

Ron Chez:

Do you do work with them now?

William Febbo:

Yes.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Ron Chez:

Okay. Thank you.

William Febbo:

Thanks, Ron.

Operator:

Again, press star, one, to ask a question.

I have no further questions at this time, so I turn the call back over to Mr. Febbo. Sir, please proceed.

William Febbo:

Sorry, that was—let me just see here. Well, I just want to say thank you for everyone calling in, giving us the support. I will continue to hammer as I have been for the last two and a half months and very excited, as I said, about new products and services, the team, getting the technology shared (phon) up so really a best in class health tech company, and then obviously increasing our client base and our channel partners. So with that, I appreciate your support, we all do, and look forward to talking in a couple months.

Operator:

I would like to remind everyone that this call will be available for replay starting later today. Please refer to today's press release for dial-in replay instructions. A webcast replay will also be available via the Company's website at www.optimizerxcorp.com. Thank you for joining us today. You may now disconnect.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262 1-604-929-1352 www.viavid.com